Exhibit 99.1

CONSENT OF PERSON TO BE NAMED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Provident Financial Services, Inc. (“Provident”) in the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Provident, as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of December 19, 2013, by and among Provident, The Provident Bank and Team Capital Bank (the “Merger Agreement”), which provides for, among other things, the merger of Team Capital Bank with and into The Provident Bank

February 19, 2014	/s/ John Pugliese
John Pugliese